EXHIBIT NO. 5.1

OPINION RE: LEGALITY

November 5, 2004

Teleflex Incorporated
155 South Limerick Road
Limerick, PA 19468

Re:	$25,000,000 of Obligations under the Teleflex Incorporated Deferred Compensation Plan

Ladies and Gentlemen:

I have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on November 5, 2004 under the Securities Act of 1933, as amended, relating to the offer by Teleflex Incorporated (the “Company”) of $25,000,000 of deferred compensation obligations that represent unsecured obligations of the Company to pay deferred compensation in the future (the “Obligations”) to be issued under the terms of the Teleflex Incorporated Deferred Compensation Plan (the “Plan”).

I have examined such corporate records and documents, statements of officers of the Company, opinions of other counsel and such other matters as I have considered appropriate to enable me to give this opinion. Based upon the foregoing, I am of the opinion that, when issued pursuant to the terms of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Joan W. Schwartz
Joan W. Schwartz, Esq.
Associate General Counsel